Exhibit 19.2

INSIDER TRADING POLICY

(1) TRADING IN THE COMPANY’S SECURITIES.

(a) General. Federal and state laws prohibit the misuse of material nonpublic information (referred to as “inside information”) in connection with the purchase or sale of securities. These laws also prohibit the disclosure of inside information to others who might trade based on such information. These laws apply to ANYONE trading in securities – not just officers, trustees and others who are typically thought of as “insiders.” As part of your work at the Company, from time to time, some of you will have access to material, nonpublic information about the Company and its business, including information about other companies with which the Company does or may do business. The purpose of this policy statement is to inform you of your legal responsibilities in this area, to establish guidelines for trading in the Company’s securities and to make clear to you that the misuse of sensitive information is contrary to Company policy and will be dealt with severely.

(b) Policy. Any employee who possesses material, nonpublic information relating to the Company, including information relating to other companies, such as tenants or suppliers of the Company, that is obtained in the course of employment with the Company is prohibited from:

•
Buying or selling securities of the Company (or such other companies), directly or indirectly;
•
Passing the information on to others (for purposes of trading in the Company’s securities or any other reason); or
•
Engaging in any other action to take personal advantage of the information (including trading in securities of any other company based on the information).

There are no exceptions to these rules, even for transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure). Even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

The Company itself, as well as every employee, is subject to liability under the federal securities laws if the Company or that employee knew, or recklessly disregarded the fact, that another employee of the Company was likely to engage in insider trading and failed to take appropriate steps to prevent such an act before it occurred. Accordingly, the policy also requires the following:

• If material, nonpublic information is inadvertently disclosed, no matter what the circumstances, by any Company employee, the person making or discovering that disclosure must immediately report the facts to the Chief Legal Officer of the Company (“Chief Legal Officer”).

In addition, in order to prevent inadvertent violations of insider trading laws, the policy requires that:

Exhibit 19.2

• Trustees of the Company, all officers of the Company that file reports with the SEC pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the following employees of the accounting and finance departments: the Controller, the Director of Financial Reporting, Assistant Controller(s) and Accounting Manager, and all other employees designated by the Chief Legal Officer and members of any of the foregoing persons’ “immediate family” sharing the same household (each a “Restricted Person” and collectively, the “Restricted Persons”) may not buy and sell the Company’s securities during any Blackout Period (as that term is defined below);

• Employees must comply with specific restricted trading periods that the Company may impose from time to time in response to particular circumstances; and

• Restricted Persons may not engage in any transactions involving the Company’s securities without first obtaining pre-clearance of the transaction from the Chief Legal Officer.

These requirements are discussed in more detail below.

(2) CONSEQUENCES OF VIOLATING INSIDER TRADING LAWS. The consequences of violating insider trading laws can be severe. An individual who trades on inside information (or tips information to others) may face a civil penalty of up to three times the profit gained or the loss avoided; a criminal fine of up to $5,000,000 (no matter how small the profit); and a jail term of up to 20 years. A company (and possibly its supervisory personnel) that fails to take appropriate steps to prevent illegal trading by its employees may face a civil penalty of $1,100,000 or three times the profit gained or loss avoided as a result of an employee’s violation (whichever is greater). A company may also face a criminal penalty of up to $25,000,000.

Furthermore, the Company may impose its own sanctions on anyone who violates its policy. These sanctions may include demotion or other disciplinary action, including termination of employment. The Company intends to enforce this policy rigorously. Needless to say, any of these consequences could severely tarnish one’s reputation and irreparably damage a career.

(3) DEFINITION OF “INSIDE INFORMATION”. As noted above, “inside information” is material, nonpublic information. “Material” information is any information that a reasonable investor would likely consider important in a decision to buy, hold or sell securities. In short, any information that could reasonably be expected to affect the price of the securities is “material.” Either positive or negative information can be “material.” Examples of information that usually will be regarded as material are projections of future earnings or losses; news relating to financial liquidity; major marketing changes; news of a pending or proposed joint venture, merger, acquisition or tender offer; news of a significant purchase or sale of assets or the acquisition or disposition of a subsidiary; changes in dividend policies or the declaration of a stock split; a proposed offering of additional securities; changes in management or other major personnel changes; significant litigation or government investigations; or the gain or loss of a substantial tenant. This list is not intended to be exhaustive, and any questions concerning whether specific information is “material” should be discussed with the Chief Legal Officer.

“Nonpublic” information is any information that has not been disclosed generally to the marketplace. Nonpublic information can include not only information concerning the Company and its subsidiaries, but also information about its affiliates and about its tenants and competitors. Information about the Company that is not yet in general circulation should be considered nonpublic. Similarly, information received about another company in circumstances indicating that it is not yet in general circulation should be considered nonpublic. All information that you learn about the Company or its

Exhibit 19.2

business plans in connection with your employment is potentially “inside” information until publicly disclosed or made available by the Company.

You should treat all information you receive through your position with the Company as confidential and proprietary to the Company. You may not disclose that information to others, such as family, relatives, business or social acquaintances, who do not need to know it for legitimate business reasons of the Company. If this nonpublic information is also “material”, you are required by law and this policy to refrain from trading in the Company’s securities (or securities of any other company to which the information pertains) and from passing the information on to others who may trade, until the information becomes “public.” Furthermore, because it may take the market some time to absorb and act on publicly announced information, you should not engage in any transactions until at least one full business day after the public release of material information.

As you assess whether you possess inside information prior to a trade, you should remember that if your securities transactions are the subject of scrutiny, they will be viewed after-the-fact, with the benefit of hindsight. Even if, at the time of the trade, you thought certain information was not likely to affect the price of the securities, if the information does in fact affect the price of the securities when it becomes public, the information will likely be viewed by regulators as inside information. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

(4) TIPPING INFORMATION TO OTHERS. You must not pass inside information on to others, including family members, others living in your household, friends, casual acquaintances, business associates or personal advisors (such as accountants, financial planners or lawyers). Employees are expected to be responsible for the compliance by their immediate family and others living in the households with the insider trading laws and this policy. The insider trading penalties described above will apply to you if you tip information to others, whether or not you trade on the basis of that information and whether or not you derive any benefit from another’s trading.

(5) BLACKOUT PERIODS. No Restricted Person may trade in the Company’s securities during (i) the period that begins at the close of business 14 days before the end of each calendar quarter and ends at the close of business one full business day following the relevant earnings release, or (ii) any other period designated by the Company (each a “Blackout Period”). In addition, any time the Company makes a public announcement of material information, the Company’s shareholders and the investing public should be afforded the time to receive the information and act upon it, and as a general rule one should not engage in any transactions until one full business day after the information has been released. Notwithstanding the foregoing restrictions on trading, Restricted Persons may execute trades in the Company’s securities during a Blackout Period if such trades are pursuant to a prearranged written trading contract, instruction or program that (a) complies with Rule 10b5-1 of the Exchange Act; (b) is not entered into during a Blackout Period or such other time when the Restricted Person is in possession of any material nonpublic information; and (c) is approved by the Company’s Chief Legal Officer.

In addition to the regular Blackout Periods, the Company may, from time to time, designate additional periods during which trading in the Company’s securities is prohibited. These restricted trading periods will be imposed in response to existing or pending events or circumstances that management believes create an increased risk of insider trading. In these situations, the Company’s Chief Legal Officer will advise the affected employees in writing that they may not engage in any trades (except as permitted under a Rule 10b5-1 plan as described above) until further notice and may not disclose to others the fact that trading in the Company’s securities has been prohibited. Affected employees will be notified in writing when the restricted trading period ends. If the relationship of an individual with the Company should

Exhibit 19.2

terminate while such a notice is in effect, the prohibition will continue to apply until the Company gives notice that the trading restrictions have been lifted.

We encourage investment by employees in the Company’s securities. Any questions regarding the propriety of trading in the Company’s securities must be referred to the Chief Legal Officer.

(6) No Short Sales. No Restricted Person or employee may at any time sell any securities of the Company that are not owned by such Restricted Person or employee at the time of the sale (typically referred to as a “short sale”).

(7) No Purchases or Sales of Derivative Securities or Hedging Transactions. No Restricted Person or employee may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities.

(8) No Company Securities Subject to Margin Calls. No Restricted Person or employee may use the Company’s securities as collateral in a margin account.

(9) No Pledges. No Restricted Person or employee may pledge Company securities as collateral for a loan (or modify an existing pledge).

(10) PRE-CLEARANCE PROCEDURES. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, no Restricted Person may engage in any transaction involving the Company's securities without first obtaining pre-clearance of the transaction from the Chief Legal Officer or from the Chief Financial Officer of the Company (“Chief Financial Officer”), if the Chief Legal Officer is not available. A request for pre-clearance should be submitted to the Chief Legal Officer or the Chief Financial Officer, as applicable, as soon as possible in advance of the proposed transaction. The Chief Legal Officer or the Chief Financial Officer, as applicable, is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade.

See Annex A – Rule 10b5-1 Trading Plan Policy – for specific approval and other requirements regarding Rule 10b5-1 trading plans.

(11) ADDITIONAL GUIDANCE AVAILABLE. Any person who has any questions about specific transactions may obtain additional guidance from the Chief Legal Officer of the Company. However, the ultimate responsibility for adhering to the policy and avoiding improper transactions rests with you. It is imperative that you use your best judgment.

Exhibit 19.2

Annex A

Rule 10b5-1 Trading Plan Policy

Adopted on November 2, 2023 (the “Effective Date”)

This Rule 10b5-1 Trading Plan Policy should be read in conjunction with the Insider Trading Policy (the “Insider Trading Policy”) of Acadia Realty Trust (the “Company”). Specifically, Section (5) of the Insider Trading Policy provides that transactions made pursuant to an approved Rule 10b5-1 trading plan will not be subject to the Blackout Periods or pre-clearance procedures set forth in the Insider Trading Policy. Terms used in this Rule 10b5-1 Trading Plan Policy and not otherwise defined have the meanings set forth in the Insider Trading Policy.

Rule 10b5-1(c) under the Exchange Act provides an affirmative defense against allegations of insider trading. This affirmative defense is often referred to as a “safe harbor” from such allegations. The Rule 10b5‑1(c) safe harbor is available to the Company’s employees, officers and trustees (collectively, “Insiders”) who make trades pursuant to a trading “plan” that meets the requirements of the rule. A plan that meets the requirements of the Rule 10b5-1(c) safe harbor is referred to herein as a “Trading Plan.” Trading Plans may be used for purchases, sales, gifts or other transfers of securities.

The Company allows Insiders to enter into Trading Plans, but only if those plans are pre-approved in writing by the Company’s Chief Legal Officer or their designee(s) (each, the “Compliance Officer”). The Compliance Officer is assigned the responsibility of approving any Trading Plan as to its form. Most brokerage firms will provide a form Trading Plan that is used for all clients.

All Trading Plans adopted after the Effective Date and any amendment to, modification of, or termination of a Trading Plan adopted after the Effective Date must comply with Rule 10b5-1 and must meet the following minimum conditions:

1.
Trading Plan Requirements.
a.
Plan and Approval. Each Trading Plan proposed to be entered into by an Insider must be approved in writing by the Compliance Officer prior to its effectiveness. The Trading Plan must be in writing and signed by the Insider. The Trading Plan must include a written representation by the Insider that they are not aware of any material nonpublic information concerning the Company and that they are adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) and Rule 10b-5 of the Exchange Act. The Company will keep a copy of each Trading Plan in its files.
b.
Timing and Term of Plan. Each Trading Plan used by an Insider must be adopted (a) when the trading window for the Insider is open under the Insider Trading Policy; and (b) when the Insider does not otherwise possess material nonpublic information about the Company.
c.
Timing of Plan Amendment and Modification; Termination of Plans. Trading Plans may be amended or modified only (a) when the trading window for the Insider is open under the Insider Trading Policy; (b) when the Insider does not possess material nonpublic information about the Company; and (c) with the written approval of the Compliance Officer. Trading Plans

Exhibit 19.2

may be terminated only (a) when the trading window for the Insider is open under the Insider Trading Policy; (b) when the Insider does not possess material nonpublic information about the Company; and (c) with the written approval of the Compliance Officer. The Compliance Officer can waive the requirement that the Trading Plan be terminated only in an open window. Executive officers and trustees of the Company are advised that any adoption, material modification or termination of a Trading Plan will be reported by the Company at its next quarterly report on Form 10-Q or annual report on Form 10-K, as applicable, filed with the Securities and Exchange Commission; such filing will include the details of such Trading Plan (other than pricing information.)
d.
Delayed Effectiveness of Adoption or Amendment/Modification. Each Trading Plan used by an Insider must include a “cooling off’ period prior to the first trade.

For executive officers (those officers of the Company who are required by Section 16 of the Exchange Act to file reports on their transactions in the Company’s securities) and members of the Company’s board of trustees, the Trading Plan must provide that the first transaction executed pursuant to the Trading Plan may not occur until the later of (i) the 91st day after adoption, amendment or modification of the plan and (ii) the third business day following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, amended or modified. With respect to the period described in clause (ii), the required cooling off period need not exceed 120 days.

For Insiders who are not executive officers or trustees, the Trading Plan must provide that the first transaction executed pursuant to the Trading Plan may not occur until 31 days following the adoption, amendment or modification of the Trading Plan, as applicable.

e.
Relationships with Plan Broker/Administrator; No Subsequent Influence. Each Trading Plan used by an Insider must provide that the Insider may not communicate any material nonpublic information about the Company to the broker or other third party administering the plan, or attempt to influence how the broker or such party executes (or exercises its discretion in executing) orders or other transactions under the Trading Plan in any way.
f.
Plan Specifications; Discretion Regarding Transactions Under the Plan. The Trading Plan must authorize the broker or other third party administering the plan to effect the transactions called for by the plan without any control or influence by you. The Trading Plan must specify the material parameters for the transactions to be effected under the plan. For example, for a plan that will provide for the purchase or sale of shares, the plan must specify the amount of shares to be purchased or sold during specified time periods and the price at which such shares are to be purchased or sold, or the plan may specify or set an objective formula (e.g., share price thresholds) for determining the price and amount of shares to be purchased or sold during specified time periods. The Compliance Officer may require that the specified time periods contained in the Trading Plan during which sales could occur shall not coincide with the specified time periods in similar Trading Plans adopted by other insiders (e.g., to avoid a particular part of a quarter when earnings will be released), or make other arrangements (such as sale volume limitations) to avoid a large number of sales occurring simultaneously or to comply with any other required Company policy regarding share ownership.
g.
Only One Plan in Effect at Any Time. Unless otherwise approved by the Compliance Officer in situations where having multiple plans in place at one time is permissible under the provisions of Rule 10b5-1, an Insider may have only one Trading Plan in effect at any time. However, an Insider may adopt a new Trading Plan to replace an existing Trading Plan before

Exhibit 19.2

the scheduled termination date of such existing Trading Plan so long as the new Trading Plan does not become effective prior to the completion of expiration of transactions under the existing Trading Plan, in all cases consistent with Rule 10b5-1, and the new Trading Plan must comply with the cooling off period and other requirements of this Policy. In addition, an Insider may have in place an additional Trading Plan in connection with sell-to-cover transactions as necessary to satisfy tax withholding obligations incident to the vesting of a compensatory award from the Company, including but not limited to, restricted shares, restricted share units or share appreciation rights, and where the Insider does not control the timing of such sales.
h.
Limitations on Single Trade Plans. During any 12-month period, an Insider may only enter into one Trading Plan that is designed to effect the purchase or sale or other transfer of the total amount of the Company’s securities covered by the Trading Plan in a single transaction; provided, however, an Insider may have in place an additional non-concurrent single-trade Trading Plan during this same 12-month period in connection with sell-to-cover transactions as necessary to satisfy tax withholding obligations incident to the vesting of a compensatory award from the Company, including but not limited to, restricted shares, restricted share units or share appreciation rights, and where the Insider does not control the timing of such sales.
i.
Suspensions. Each Trading Plan used by an Insider must provide for suspension of transactions under such plan if legal, regulatory or contractual restrictions are imposed on the Insider, or other events occur, that would prohibit transactions under such plan.
j.
Compliance with Rule 144. Each Trading Plan used by an Insider must provide for specific procedures to comply with Rule 144 under the Securities Act of 1933, as amended, including the filing of Form 144.
k.
Broker Obligation to Provide Notice of Trades. For executive officers and members of the board of trustees of the Company, each Trading Plan must provide that the broker will provide notice of any transactions under the Trading Plan to the Insider and the Company no later than the close of business on the day of the transaction.
l.
Insider Obligation to Make Exchange Act Filings. Each Trading Plan must contain an explicit acknowledgement by such Insider that all filings required by the Exchange Act (e.g., filings required by Section 16 of the Exchange Act), as a result of or in connection with transactions under such plan, are the sole obligation of such Insider and not the Company.
m.
Required Footnote Disclosure. Insiders must footnote all trades disclosed on Form 144 and comply with any checkbox requirement on Form 4 to indicate that the trades were made pursuant to a Trading Plan.